As filed with the Securities and Exchange Commission on January 2, 2015

Registration No. 333-34338

Registration No. 333-111603

Registration No. 333-121752

Registration No. 333-153456

Registration No. 333-185088

Registration No. 333-187066

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-34338

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-111603

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-121752

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-153456

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-185088

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-187066

UNDER THE SECURITIES ACT OF 1933

Hilltop Securities Holdings LLC

(Exact Name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1201 Elm Street Suite 3500 Dallas, Texas 75270 (Address including zip code of Principal Executive Offices)	75-2040825 (I.R.S. Employer Identification No.)

SWS Group, Inc. Amended and Restated Deferred Compensation Plan (effective July 1, 1999)
SWS Group, Inc. 2003 Restricted Stock Plan
SWS Group, Inc. Deferred Compensation Plan (effective January 1, 2005, amended and restated August 14, 2008)
SWS Group, 2012 Restricted Stock Plan
SWS Group 401(k) Profit Sharing Plan

(Full title of the plans)

Allen R. Tubb
Hilltop Securities Holdings LLC
1201 Elm Street
Suite 3500
Dallas, Texas 75270

(214) 859-1800

(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by SWS Group, Inc., a Delaware corporation (“SWS”), predecessor of Hilltop Securities Holdings LLC, with the Securities and Exchange Commission (the “Commission”):

•                  Registration Statement No. 333-34338, filed with the Commission on April 7, 2000, pertaining to the registration of shares of common stock, par value $0.10 per share, of SWS (“Shares”) under the SWS Group, Inc. Amended and Restated Deferred Compensation Plan (effective July 1, 1999);

•                  Registration Statement No. 333-111603, filed with the Commission on December 29, 2003, pertaining to the registration of Shares under the SWS Group, Inc. 2003 Restricted Stock Plan;

•                  Registration Statement No. 333-121752, filed with the Commission on December 30, 2004, pertaining to the registration of Shares under the SWS Group, Inc. Deferred Compensation Plan (effective January 1, 2005, amended and restated August 14, 2008);

•                  Registration Statement No. 333-153456, filed with the Commission on September 12, 2008, pertaining to the registration of additional Shares under the SWS Group, Inc. 2003 Restricted Stock Plan;

•                  Registration Statement No. 333-185088, filed with the Commission on November 21, 2012, pertaining to the registration of Shares under the SWS Group, Inc. 2012 Restricted Stock Plan; and

•                  Registration Statement No. 333-187066, filed with the Commission on March 6, 2013, pertaining to the registration of Shares under the SWS Group 401(k) Profit Sharing Plan.

On January 1, 2015, pursuant to the Agreement and Plan of Merger, dated as of March 31, 2014, by and among SWS, Hilltop Holdings Inc., a Maryland corporation (“Hilltop”), and Hilltop Securities Holding LLC (formerly known as Peruna LLC), a Delaware limited liability company and a direct wholly-owned subsidiary of Hilltop (“Hilltop Securities”), SWS was merged with and into Hilltop Securities (the “Merger”), with Hilltop Securities as the surviving company in the Merger.

As a result of the Merger, Hilltop Securities has terminated any and all offerings of Shares pursuant to each Registration Statement.  Accordingly, Hilltop Securities hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by SWS in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under each Registration Statement as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on January 2, 2015.

HILLTOP SECURITIES HOLDING LLC, as successor to SWS Group, Inc.

By: Hilltop Holdings Inc., its sole member

By:	/s/ COREY G. PRESTIDGE
Name:	Corey G. Prestidge
Title:	Executive Vice President, General Counsel and Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.

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